Exhibit 8.1

April 20, 2025

Acelyrin, Inc.

4149 Liberty Canyon Road

Agoura Hills, CA 91301

Re:Agreement and Plan of Merger dated February 6, 2025, as Amended on April 20, 2025

Ladies and Gentlemen:

We have acted as counsel to Acelyrin, Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated as of February 6, 2025, as amended by the Amendment thereto dated April 20, 2025 (the “Amendment”) by and among the Company, Alumis Inc., a Delaware corporation (“Parent”), and Arrow Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”) (such agreement, the “Agreement”). Parent has filed a registration statement on Form S-4 (as amended through the date hereof, the “Registration Statement”), including the Joint Proxy Statement/Prospectus forming a part thereof, relating to the transactions contemplated by the Agreement. Capitalized terms not defined herein have the meanings specified in the Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties contained in (i) the Agreement (including any exhibits and schedules thereto) and the Amendment thereto, (ii) the Registration Statement and the Joint Proxy Statement/Prospectus, (iii) the respective tax representation letters of (x) Parent and Merger Sub, and (y) the Company, each dated as of April 20, 2025 and delivered to us for purposes of this opinion, and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1.

Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.

The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Agreement (and the Amendment thereto), the Registration Statement and the Joint Proxy Statement/Prospectus, and the Merger will be effective under the laws of the State of Delaware;

3.

All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;

4.

Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the Effective Time, in each case without such qualification; and

5.

The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement (and the Amendment thereto), the Registration Statement and the Joint Proxy Statement/Prospectus.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, it is more likely than not that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.

This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the Merger. We express no opinion as to U.S. federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2.

No opinion is expressed as to any transaction other than the Merger as described in the Agreement (and the Amendment thereto), or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either any of the transactions described in the Agreement (and the Amendment thereto) are not consummated in accordance with the terms of the Agreement (and the Amendment thereto) and without waiver or breach of any provisions thereof or any of the factual statements, representations, warranties and assumptions upon which we have relied are not true and accurate at all relevant times.

Very truly yours,

/s/ Fenwick & West LLP

Fenwick & West LLP